Exhibit 99.1

TREE.COM REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

•	Record continuing operations revenue of $37.4 million, up 33% vs. prior quarter

•	Record Variable Marketing Margin (“VMM”) of $13.7 million

•	Results exceeded quarterly guidance on all metrics

•	Brand campaign awarded third most effective ad (#1 in Mortgage category) in Q2 by Ace Metrix and 2013 Inman Innovator Award for Most Innovative Digital Real Estate Marketing Campaign or Strategy

•	Received final $10 million payment from Home Loan Center, Inc. transaction

•	Launched improved mobile experience, new “Mortgage Negotiator” tool and enhanced Personal Loan product, continuing strategy of product expansion and diversification

CHARLOTTE, N.C., August 13, 2013 — Tree.com, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation’s leading online source for competitive home loan offers, today announced results for the quarter ended June 30, 2013.

“Tree.com had another strong quarter where we grew revenue by more than 30% quarter-over—quarter, even as interest rates increased sharply and refinance applications declined industry-wide.  Our strategic planning and effective execution generated continued growth and another record-breaking quarter,” said Doug Lebda, Chairman and CEO of Tree.com.

“In an environment where the broader market for Refinancing is decreasing and Purchase application volume remains relatively flat, we achieved significant increases in lead flow across both products.  We believe these results are a testament to the strength of our brand, the impact of our new national ad campaign and the continuing effectiveness of our marketing machine.  Additionally, demand for our leads continues to grow, which we see as a sign that our leads have become a more integral part of lenders’ marketing mix.  We grew our network of lenders by 18% in the quarter and an impressive 31% of our existing lenders increased their spend with us by more than 20%.  As we continue to drive our mortgage offerings in the face of rising rates, we’re also adding incremental revenue through product enhancements and diversification.  In Q2, we launched an improved mobile experience and a new “Mortgage Negotiator” tool that allows consumers to compare their current offers to those provided by lenders on our network.  In early Q3, we launched a completely revamped personal loan offering that leverages the sophisticated exchange platform utilized by our mortgage products.”

Second Quarter 2013 Financial and Operating Highlights

Tree.com Exchanges Metrics (1)

$s in millions

						Y/Y
			Q/Q	Q2 2012		% Change
	Q2 2013	Q1 2013	% Change	GAAP	Adjusted	GAAP	Adjusted
Revenue
Mortgage	$33.5	$25.5	31%	$11.4	$17.4 (2)	194%	92%
Non-Mortgage	3.3	2.6	27%	4.5	4.5	(27)%	(27)%
Corporate	0.6	—	NM	1.1	1.1	(42)%	(42)%

Total Exchanges revenue	$37.4	$28.1	33%	$17.0	$23.0	120%	63%
Non-Mortgage %	9%	9%		26%	19%

Selling and marketing expense
Exchanges marketing expense (3)	$23.7	$14.6	62%	$9.0	$11.1	164%	115%
Other Marketing	2.7	2.6	2%	2.0	2.0	34%	34%
Selling and marketing expense	$26.4	$17.3	53%	$11.0	$13.1	141%	102%

Variable marketing margin (4)	$13.7	$13.5	2%	$8.0	$11.9	71%	15%
Variable marketing margin % of revenue	37%	48%		47%	52%

Net Income/(Loss) from Continuing Operations	$(2.0)	$(0.3)	NM	$(1.8)	N/A	NM	N/A

Adjusted EBITDA	$3.4	$4.1	(18)%	N/A	$3.4 (5)	N/A	(2)%
Adjusted EBITDA % of revenue	9%	15%		N/A	15%	N/A

NOTE: After the completion of the sale of substantially all of the assets of the company’s former mortgage origination business in June 2012, Tree’s revenues and expenses reflect the monetization on our mortgage exchange of all leads generated. Prior to Q3 2012, Tree provided non-GAAP adjusted Exchanges metrics to give investors a view into what our results might have been if the company did not monetize some leads through the former mortgage origination business. Tree is continuing to provide adjusted Exchanges metrics for applicable historical periods in which the company operated the mortgage origination business.

(1)  Adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, Exchanges marketing expense, adjusted EBITDA and adjusted EBITDA % of revenue are non-GAAP measures. Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on these and other non-GAAP measures identified in this table.

(2)  Adjusted Exchanges mortgage revenue is a non-GAAP measure and is defined as revenue generated by our mortgage exchange plus modeled revenue for leads provided to the company’s former mortgage origination business, assuming sale prices for such leads equaled sale prices of leads of similar quality sold to network lenders. Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold. Please see “Tree.com’s Principles of Financial Reporting” for further explanation of this metric.

(3)  Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses. Adjusted Q2 2012 Exchanges marketing expense is a non-GAAP measure that adds to Exchanges marketing expense the selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

(4)  Variable marketing margin is defined as revenue minus Exchanges marketing expense and is considered an operational metric. Adjusted Q2 2012 variable marketing margin is adjusted to use adjusted Exchanges revenue rather than revenue for the calculation.

(5)  Adjusted Q2 2012 adjusted EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to the company’s former mortgage origination business, minus Exchanges selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

•                  Second quarter 2013 revenue of $37.4 million exceeded prior guidance, driven by substantial growth in our mortgage business. This represents increases of $9.3 million, or 33%, over revenue in the first quarter 2013 and $14.4 million, or 63%, over adjusted Exchanges revenue in the second quarter 2012.

•                  Non-Mortgage revenue grew 27% over the preceding quarter, continuing that trend from Q1 2013.

•                  Variable marketing margin of $13.7 million in the second quarter 2013 was the highest level achieved since we began reporting this operating metric. This represents increases of $0.2 million, or 2%, over the first quarter 2013 and $1.8 million, or 15%, over the second quarter 2012.

•                  Continuing operations Adjusted EBITDA of $3.4 million exceeded the high end of our guidance range of $2.5—$3.0 million.

•                  With receipt of the final $10 million payment related to the Home Loan Center, Inc. transaction, working capital grew to $72.8 million at June 30, 2013. Working capital is calculated as current assets (including unrestricted and restricted cash) minus current liabilities (including loan loss reserves).

•                  During the second quarter 2013, the company purchased a total of 44,142 shares of its stock for approximately $0.8 million.

Business Outlook — 2013

Tree is providing revenue, variable marketing margin and Adjusted EBITDA guidance for full year and Q3 2013 as follows, noting that the recent increase in interest rates generally, including mortgage rates, could introduce added variability in the near-term:

For the full year 2013,

•                  Tree is increasing its top-line guidance.  Revenue is now anticipated to grow 64%—70% over 2012 revenue reported on a GAAP basis and 38%—43% over 2012 adjusted Exchanges revenue.

•                  We anticipate Variable Marketing Margin to be $51—$56 million.

•                  We continue to anticipate Adjusted EBITDA to be $15—$17 million.

For Q3 2013,

•                  Revenue is anticipated to be 37-50% over Q3 2012.

•                  Variable marketing margin is anticipated to be $13—$15 million.

•                  Adjusted EBITDA is anticipated to be $4.0—$5.0 million.

Quarterly Conference Call

A conference call to discuss Tree’s second quarter 2013 financial results will be webcast live today at 4:30 PM Eastern Time (ET).  The live audiocast is open to the public and available on Tree’s investor relations website at http://investor-relations.tree.com/.  For those without access to the Internet, the call may be accessed toll-free via phone at (877) 606-1416.  Callers outside the United State may dial (707) 287-9313.  Following completion of the call, a recorded replay of the webcast will be available on Tree’s investor relations website until 11:59 PM ET on Tuesday, August 27, 2013.  To listen to the telephone replay, call toll-free (855) 859-2056 with passcode #21267656.  Callers outside the United States may dial (404) 537-3406 with passcode #21267656.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenue	$37,406	$16,970	$65,486	$30,205
Costs and expenses
Cost of revenue (exclusive of depreciation shown separately below)	1,950	803	3,306	1,599
Selling and marketing expense	26,386	10,969	43,641	21,621
General and administrative expense	5,651	5,831	12,207	10,634
Product development	1,492	756	2,697	1,530
Depreciation	872	1,046	1,757	2,270
Amortization of intangibles	43	106	86	213
Restructuring and severance	148	3	146	(61)
Litigation settlements and contingencies	2,909	216	3,937	438
Total costs and expenses	39,451	19,730	67,777	38,244
Operating loss	(2,045)	(2,760)	(2,291)	(8,039)
Other income (expense)
Interest expense	(7)	(136)	(14)	(257)
Loss before income taxes	(2,052)	(2,896)	(2,305)	(8,296)
Income tax benefit (provision)	19	1,142	(1)	3,274
Net loss from continuing operations	(2,033)	(1,754)	(2,306)	(5,022)
Gain from sale of discontinued operations, net of tax	10,003	24,313	10,101	24,313
Income (loss) from operations of discontinued operations, net of tax	(891)	3,215	(3,433)	20,633
Income from discontinued operations	9,112	27,528	6,668	44,946
Net income	$7,079	$25,774	$4,362	$39,924
Weighted average shares outstanding	11,133	10,685	11,050	10,620
Weighted average diluted shares outstanding	11,133	10,685	11,050	10,620
Net (loss) per share from continuing operations
Basic	$(0.18)	$(0.16)	$(0.21)	$(0.47)
Diluted	$(0.18)	$(0.16)	$(0.21)	$(0.47)
Net income per share from discontinued operations
Basic	$0.82	$2.58	$0.60	$4.23
Diluted	$0.82	$2.58	$0.60	$4.23
Net income per share
Basic	$0.64	$2.41	$0.39	$3.76
Diluted	$0.64	$2.41	$0.39	$3.76

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)

ASSETS:
Cash and cash equivalents	$85,283	$80,190
Restricted cash and cash equivalents	30,066	29,414
Accounts receivable, net of allowance of $554 and $503, respectively	17,778	11,488
Prepaid and other current assets	1,580	773
Current assets of discontinued operations	23	407
Total current assets	134,730	122,272
Property and equipment, net	5,591	6,155
Goodwill	3,632	3,632
Intangible assets, net	10,745	10,831
Other non-current assets	111	152
Non-current assets of discontinued operations	129	129
Total assets	$154,938	$143,171
LIABILITIES:
Accounts payable, trade	$1,821	$2,741
Deferred revenue	17	648
Accrued expenses and other current liabilities	28,038	19,960
Current liabilities of discontinued operations	32,068	31,017
Total current liabilities	61,944	54,366
Other non-current liabilities	616	936
Deferred income taxes	4,694	4,694
Non-current liabilities of discontinued operations	174	253
Total liabilities	67,428	60,249

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,472,335 and 12,195,209 shares, respectively, and outstanding 11,201,129 and 11,006,730 shares, respectively	125	122
Additional paid-in capital	905,408	903,692
Accumulated deficit	(807,118)	(811,480)
Treasury stock 1,271,206 and 1,188,479 shares, respectively	(10,905)	(9,412)
Total shareholders’ equity	87,510	82,922
Total liabilities and shareholders’ equity	$154,938	$143,171

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

Below is a reconciliation of Adjusted EBITDA to net loss from continuing operations.  See “Tree.com’s Principals of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012

Adjusted EBITDA from continuing operations	$3,359	$4,086	$(317)
Adjustments to reconcile to net loss from continuing operations:
Amortization of intangibles	(43)	(43)	(106)
Depreciation	(872)	(885)	(1,046)
Restructuring and severance income (expense)	(148)	2	(3)
Loss on disposal of assets	—	(25)	—
Non-cash compensation	(1,432)	(1,433)	(1,072)
Litigation settlements and contingencies	(2,909)	(1,028)	(216)
Discretionary cash bonus	—	(920)	—
Other expense, net	(7)	(7)	(136)
Income tax benefit (provision)	19	(20)	1,142
Net loss from continuing operations	$(2,033)	$(273)	$(1,754)

Below is a reconciliation of revenue to adjusted Exchanges revenue; selling and marketing expense from continuing operations to adjusted Exchanges marketing expense and adjusted EBITDA from continuing operations (reconciled to net loss in table above) to adjusted Exchanges EBITDA.

See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

Qtr 2
2012
(In thousands)

Revenue (Continuing Operations)	$16,970

Mortgage Exchanges Revenue	$11,406
Adjustment: Modeled Revenue for leads sent to LTL	6,026
Adjusted Mortgage Exchange Revenue	$17,432

Non-Mortgage Revenue	4,484
Corporate Revenue	1,080

Total Adjusted Exchanges Revenue	$22,996

Selling and Marketing Expense from Continuing Operations	$10,969

Exchanges Marketing	8,969
Adjustment: Shared Variable Marketing allocated to Discontinued Ops	2,082
Adjusted Exchanges Marketing Expense	$11,051

Other Marketing	2,000

Adjusted EBITDA from Continuing Operations *	$(317)

Adjustment: Combined revenue and marketing	3,944
Adjustment: Shared compensation costs allocated to Discontinued Ops	(206)
Adjusted Exchanges EBITDA	$3,420

* See reconciliation in prior table.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, adjusted Exchanges EBITDA and adjusted EBITDA % of revenue as supplemental measures to GAAP. These measures are primary metrics by which Tree.com evaluates (or in the case of adjusted Exchanges metrics, evaluated prior to the sale of the mortgage origination business) the performance of its businesses, on which its marketing expenditures are based and, in the case of Adjusted EBITDA, by which management and many employees are compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.  Tree.com is not able to provide a reconciliation of projected Adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.

Adjusted Exchanges mortgage revenue is defined as revenue generated by our mortgage exchange plus modeled revenue for leads provided to HLC, assuming sale prices for such leads equaled contemporaneous sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  The Company believes these are reasonable assumptions to facilitate the purpose of this metric, which is to give investors a view into what the results might have been if the Company did not operate HLC.  Investors are cautioned that there is inherent uncertainty in this metric and the Company urges investors to consider this metric, and the other non-GAAP measures discussed below that include this metric, in addition to results prepared in accordance with GAAP and not as substitutions for or superior to GAAP results.

Total adjusted Exchanges revenue is defined as adjusted Exchanges revenue plus revenue from the non-mortgage verticals.

Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to HLC and recorded in discontinued operations.  This metric excludes overhead, fixed costs and personnel-related expenses.  Adjusted Exchanges marketing expense is a non-GAAP measure that adds to Exchanges marketing expense the selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to HLC, minus Exchanges selling and marketing expense allocated to HLC and recorded in discontinued operations.

Non-GAAP adjusted Exchanges metrics are not prepared in accordance with SEC rules or Generally Accepted Accounting Principles requiring certain pro forma financial information giving effect to the disposition of a material asset that has occurred or in some cases that is probable, and they are not intended to be a substitute for such financial information.  The Company prepared and reported pro forma financial information following the closing of the sale of assets of Home Loan Center in accordance with SEC rules and Generally Accepted Accounting Principles, which was filed as an exhibit to Tree.com’s Form 8-K filed on June 7, 2012.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.  For the periods presented in this report, there are no adjustments for one-time items, except for $0.9 million related to a discretionary cash bonus payment to employee stock option holders in Q1 2013.

Non-Cash Expenses That Are Excluded From Tree.com’s Adjusted EBITDA and Adjusted Exchanges EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units, stock options and restricted stock. These expenses are not paid in cash and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, vesting of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with Tree.com remitting the required tax withholding amounts from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2012 and our Quarterly Report on Form 10-Q for the period ended June 30, 2013, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in consumers’ lives.  Our family of brands includes: LendingTree®, GetSmart®, DegreeTree®, LendingTreeAutos, DoneRight!®, ServiceTreeSM and InsuranceTree®. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, education, auto, home services and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com